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                                                                     EXHIBIT 4.2


                      PACIFIC BROADBAND COMMUNICATIONS INC.

                       2000 SUB-PLAN FOR FRENCH EMPLOYEES

        This Pacific Broadband Communications Inc. 2000 Sub-Plan for French employees is a sub-plan (the "Sub-Plan") created for the benefit of Employees of PBC EURL, a French subsidiary (the "French Subsidiary") of Pacific Broadband Communications, Inc., a Delaware corporation (the "Company"), under and pursuant to the Pacific Broadband Communications Inc. 2000 Stock Plan (the "PBC Plan"), which provides that employees of the Company's subsidiaries may benefit under the PBC Plan. The PBC Plan is incorporated herein for all purposes. Options shall be granted under the Sub-Plan at the discretion of the Board of Directors or Option Plan Committee of the Board of Directors of the Company, as the case may be (hereafter, the "Administrator") and as reflected in terms of written option agreements, and are intended to qualify for preferred treatment under French tax and social security laws.

A. DEFINITIONS. For the purpose of the options granted under this Sub-Plan, the following terms shall have, where the context so permits, the meaning set forth below and, unless otherwise defined therein, shall have the same meaning in any Option Agreement, Exercise Notice or other document relating to the Sub-Plan. Unless otherwise defined herein, the terms defined in the PBC Plan shall have the same defined meanings in this Sub-Plan. To the extent of any inconsistencies between the terms of this PBC Plan and this Sub-Plan, the terms of this Sub-Plan shall control with respect to option grants to French employees of the French Subsidiary.

        (1) "Disability" means a disability corresponding to the ranking in the second or third category provided in article 310 of the French social security code ("code de la securite sociale").

        (2) "Employee" means any person (including a director holding a salaried employment) employed by the Company or any Parent or Subsidiary of the Company in a salaried position, who does not own more than 10% of the voting power of all classes of stock of the Company at the date of grant of any Option and who is a resident of the Republic of France for tax purposes. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company or any Parent or Subsidiary of the Company.

        (3) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                (a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, its Fair Market Value shall be the average opening price for such stock as quoted on such exchange or system over the twenty (20) market trading days preceding the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;



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                (b) If the Common Stock is regularly quoted by a recognized securities dealer but opening prices are not reported, its Fair Market Value shall be the average mean between the high bid and low asked prices for the Common Stock over the twenty (20) market trading days preceding the day of determination; or

                (c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

        (4) "Holding Period" is defined in Article 4(e) of Part B of this Sub-Plan.

        (5) "Option" means a stock option granted pursuant to this Sub-Plan which is intended to qualify for preferred tax and social security treatment under applicable French tax laws.

        (6) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in article 355-1 of the Law n degrees 66-537 of July 24, 1966.

        (7) "Retirement" means the situation where any person employed by the Company or any Parent or Subsidiary of the Company in a salaried position, upon reaching the age of 60 or 65 or any other age provided under the terms of his or her contract of employment, a relevant collective bargaining agreement, or the applicable law, and being entitled to a full pension, is required by his or her employer to retire.

        (8) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in article 355-1 of the Law n degrees 66-537 of July 24, 1966.

B. FOR THE PURPOSE OF OPTIONS GRANTED UNDER THIS SUB-PLAN, THE FOLLOWING PROVISIONS OF THE PBC PLAN SHALL BE MODIFIED AS FOLLOWS. ALL PROVISIONS OF THE PBC PLAN NOT MODIFIED HEREIN SHALL APPLY TO OPTIONS GRANTED UNDER THIS SUB-PLAN.

        1. Eligibility:

                (a) Options granted pursuant to this Sub-Plan may be granted only to Employees.

                (b) The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

                (c) Neither the Sub-Plan nor any Option shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as an Employee with the Company or any Parent or Subsidiary of the Company, nor shall it interfere in any way with his or her right or the Company's or any Parent or Subsidiary of the Company's right to terminate such relationship.



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        2. Term of Option. The term of each Option shall be stated in the Option
Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

        3. Option Exercise Price and Consideration.

                (a) The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be no less than 100% of the Fair Market Value per Share on the date of grant. The exercise price cannot be modified while the Option is outstanding except as set forth under Section 6(a) of this Part B as modified herein.

                (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator at the time of grant. Such consideration may consist of (i) cash, (ii) check, (iii) promissory note, (iv) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the PBC Plan or the Sub-Plan, or (vi) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

        4. Exercise of Option/Restriction on Sale.

                (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder may be exercised to the extent it has become exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. No Option shall become exercisable prior to the second anniversary of the date of grant of the Option (the "Initial Exercise Date"), except in the specific circumstances defined in subsections 4 (b), (c) or (d) hereafter. An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Sub-Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No



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adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10 of the PBC Plan, as modified herein.

        Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                (b) Termination of Relationship as an Employee. If an Optionee ceases to be an Employee, such Optionee may exercise such portion of his or her Option as is specified in the Option Agreement and within such period of time as is specified in the Option Agreement (of at least thirty (30) days). In the absence of a specified time in the Option Agreement, the relevant portion of the Option shall remain exercisable for ninety (90) days following the Optionee's termination. If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                (c) Disability of Optionee. If an Optionee ceases to be an Employee as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for ninety (90) days following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                (d) Death of Optionee. If an Optionee dies while an Employee, the Option may be exercised within six (6) months from the date of his or her death to the extent that the Option is vested on the date of death by the Optionee's heirs. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                (e) Restriction on Sale. The Shares subject to the Option may not be transferred, assigned or hypothecated in any manner otherwise than by the laws of descent before three (3) years from the Initial Exercise Date (the "Holding Period"); provided, however, that the Holding Period shall be waived in the following cases:

                        (i) Death of the Optionee;

                        (ii) Disability of the Optionee;

                        (iii) Retirement of the Optionee provided the Shares have been acquired as a result of the exercise of the Option no less than three
(3) months prior to the date of cessation of the employment contract;



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                        (iv) Dismissal of the Optionee provided the Shares have
been acquired as a result of the exercise of the Option no less than three (3) months prior to the date on which the Optionee received notice of his or her dismissal.

        Provided the Optionee falls within either of the four above-mentioned cases, the Shares shall be transferable immediately after the date of termination of the employment contract.

        5. Non-Transferability of Options. The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the laws of descent and may be exercised, during the lifetime of the Optionee, only by the Optionee.

        6. Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

                (a) Changes in Capitalization. The number of Shares of Common Stock covered by each outstanding Option as well as the price per share of Common Stock covered by each such outstanding Option shall be proportionally adjusted for any operation mentioned in article 195, Section 5 and Section 6 and in article 196 Section 1 and Section 3 of the Law n degrees 66-537 of July 24, 1966. The operations currently listed in article 195 Section 5 and Section 6 and in article 196 Section 1 and Section 3 of the Law n degrees 66-537 of July 24, 1966 are the following:

       - Issuance of new shares to be subscribed in cash by existing shareholders;

       - Issuance of convertible or exchangeable bonds reserved for existing shareholders;

       - Incorporation into the share capital of reserves, profits or issuance premiums leading to a distribution of free shares;

       -       distribution of reserves in cash or in shares;

       - capital reduction motivated by losses and realized by way of a reduction of the number of outstanding shares;

       7.      Amendment and Termination of the Plan.

                (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan. The Board shall have power at any time or times to modify or vary the exercise schedule and/or the Holding Period applicable to Options granted under this Sub-Plan to adjust to any changes under French corporate, securities and tax laws applicable to Options granted hereunder which would have the effect that either the Holding Period would be reduced or social charges would no longer be due.

C. FOR THE PURPOSE OF OPTIONS GRANTED UNDER THIS SUB-PLAN, THE FOLLOWING PROVISIONS OF THE PLAN SHALL NOT BE APPLICABLE:

       -       Section 3 (c) (vii)

       -       Section 8 (j)

       - Sections 6 and 7, as well as all references to Stock Purchase Rights in the Plan.



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